Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162996 on Form S-3, Registration Statement Nos. 333-139509, 333-151571, 333-167381 and 333-177818 each on Form S-8 of our reports dated February 27, 2012, relating to the consolidated financial statements of IPG Photonics Corporation and subsidiaries, and the effectiveness of IPG Photonics Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IPG Photonics Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2012